Exhibit (a)(1)(D)

DYAX CORP.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS

ELECTION FORM

Before submitting this Election Form, please make sure you have received, read and understand the documents that make up this offer (the "Offering Documents"), including: (1) the Offer to Exchange Certain Outstanding Options for new options (the “Offer to Exchange”); (2) the related Cover Letter to eligible participants from Gustav Christensen, dated May 21, 2012; (3) this Election Form and the Election Form Instructions; and (4) the Withdrawal Form and the Withdrawal Form Instructions. The offer is subject to the terms of these documents and will expire at 1:00 p.m., Eastern Time, on June 19, 2012, unless extended.

A complete list of your outstanding options is provided below. This list also identifies which of these options are eligible for exchange under the terms of this offer. Please indicate your decision to tender one or more of your eligible options in exchange for new options by circling the "Yes" choice in the Election column for those particular options. You may only tender all of the shares subject to an eligible option grant. If you do not want to tender an eligible option grant for exchange, select the "No" choice in the Election column for those particular options. If you do not select either the "Yes" or the "No" choice with respect to an eligible option, we will interpret that as an election not to exchange the eligible option.

Outstanding Options							New Options
Shares
	Grant	Expiration	Exercise	Outstanding	Eligible /	Exchange	Subject to
Grant ID	Date	Date	Price	Shares	Ineligible	Ratio	new option	Election
Yes / No
Yes / No
Yes / No
Yes / No
Yes / No
Yes / No
Yes / No

By signing this Election Form, you are submitting the eligible options indicated above for exchange in accordance with the Offer to Exchange and are agreeing to the terms and conditions contained in the Offering Documents.

PARTICIPANT NAME:

PARTICIPANT SIGNATURE:

You must deliver your completed Election Form to us via e-mail to optionexchange@dyax.com (attaching a PDF or similar imaged document file of your Election Form). If, after completing and delivering an Election Form, you wish to make changes to your election, you can file a new Election Form. The latest dated Election Form received before the deadline will control. All Election Forms must be completed and delivered before 1:00 p.m., Eastern Time, on June 19, 2012.

*******

DELIVERY BY EMAIL TO OPTIONEXCHANGE@DYAX.COM IS THE ONLY FORM OF ACCEPTABLE DELIVERY

We will not accept delivery by any other means, including by fax, by hand, by interoffice or U.S. mail (or other post) or by Federal Express (or similar delivery service)

THIS ELECTION FORM MUST BE DELIVERED BEFORE 1:00 P.M., EASTERN TIME, ON JUNE 19, 2012

DYAX CORP.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS

ELECTION FORM INSTRUCTIONS

1.	Participation in this Offer to Exchange.

You may exchange outstanding options granted to you by Dyax under our Amended and Restated 1995 Equity Incentive Plan with an exercise price equal to or greater than $2.42 per share for a lesser number of new options that will have an exercise price equal to the closing price on the exchange date, which is expected to be June 20, 2012. The number of new options you receive depends on the number and exercise price of the eligible options submitted for exchange, as described in Section 3 of the Offer to Exchange. Your new options will be subject to the terms and conditions, including the vesting schedule, described in Section 10 of the Offer to Exchange. Vesting on any date is subject to your continued service to Dyax through each relevant vesting date. You will give up your rights to your current options that are exchanged for new options.

2.	Delivery of the Election Form.

If you choose to participate in the offer, you must deliver to Dyax a properly completed Election Form via e-mail to optionexchange@dyax.com (attaching a PDF or similar imaged document file of the Election Form) before 1:00 p.m., Eastern Time, on June 19, 2012, or any later expiration date if Dyax extends the offer beyond that time.

Only Election Forms that are properly completed and actually received by the deadline will be accepted. Delivery by email to optionexchange@dyax.com is the only form of acceptable delivery. We will not accept delivery of Election Forms or Withdrawal Forms by any other means, including by fax, by hand, by interoffice or U.S. mail (or other post) or by Federal Express (or similar delivery service).

Only Election Forms that are complete and received by the deadline will be accepted. Election Forms that are received after the deadline will not be accepted. The delivery of Election Forms is at your risk. If you have not received an e-mail confirming receipt of your Election Form, it is your responsibility to confirm that your Election Form has been received and processed.

Our receipt of your Election Form is not by itself an acceptance of your options for exchange. For purposes of the offer, we will be deemed to have accepted options for exchange that are validly submitted and not properly withdrawn as of when we give oral or written notice to the option holders generally of our acceptance for exchange of such options, which notice may be made by press release, e-mail or other method of communication. Dyax will not accept any alternative, conditional or contingent submission of options for exchange. By completing and submitting this Election Form, you waive any right to receive any notice except as provided for in the Offer to Exchange. Any confirmation of receipt sent to you will merely be a notification that we have received your Election Form and will not mean that your options have been accepted for exchange.

3.	Selecting Eligible Options.

You may select which eligible options you wish to exchange on a grant by grant basis. If you want to exchange options covered by a particular grant, you must submit for exchange all the options covered by that grant. If you already have exercised a portion of an eligible option, your election will apply to the portion that remains outstanding and unexercised. However, if an eligible option is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage), only the portion (and it must be the entire portion) beneficially owned by the eligible participant may be submitted for exchange.

4.	Changing Your Mind: Withdrawal and Later Elections.

You can later choose not to exchange some or all of the options you previously selected for exchange at any time before 1:00 p.m., Eastern Time, on June 19, 2012, or any later expiration date if Dyax extends the offer beyond that time. In addition, although Dyax currently intends to accept your validly submitted options for exchange promptly after the expiration of the offer, if we have not accepted your options by 11:59 p.m., Eastern Time, on July 17, 2012, you may withdraw submitted options at any time thereafter.

2

To validly withdraw some or all of the options that you previously elected to exchange, you must complete properly a valid new Election Form or Withdrawal Form prior to the expiration date. If you again change your mind and wish to exchange some or all of your eligible options, you must properly submit a new Election Form before the expiration date. You will be bound by the last properly submitted Election Form or Withdrawal Form we receive prior to the expiration date.

5.	Signatures on this Election Form.

Election Forms submitted via e-mail must be signed by the person holding the options or another person with the legal authority to act on behalf of the person holding the options. The signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change. Your signature and submission of the Election Form indicate that you have read and agreed to the terms of the Offer to Exchange as set forth in the offer documents provided.

If this Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Dyax of the authority of that person to act in that capacity must be submitted with this Election Form.

6.	Irregularities.

We will determine, in our discretion, whether options have been validly submitted for exchange in this offer, including the time of receipt of election and Withdrawal Forms. Any such determination may be challenged by a holder of options in accordance with applicable law, and any final determination may only be made by a court of competent jurisdiction. We reserve the right to reject any Election Form that we determine is not in appropriate form or any options submitted for exchange that we determine are unlawful to accept. We will accept for exchange all validly submitted options that are not subsequently and validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any submission of any particular options or for any particular option holder, provided that if we grant any such waiver it will be granted with respect to all option holders and options submitted for exchange. No options will be deemed to have been properly submitted for exchange until all defects or irregularities have been cured by the eligible participant or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the expiration of the offering period, subject only to an extension that we may grant in our discretion.

7.	Additional Documents to Read.

In addition to the documents making up this offer, you should be sure to read the other documents referenced in the Offer to Exchange before deciding whether to participate in this offer or not. Any requests for additional copies of this Exchange Form, the Offer to Exchange or other forms should be sent via e-mail to optionexchange@dyax.com. Copies will be furnished promptly at Dyax’s expense.

8.	Important Tax Information.

You should refer to Section 15 of the Offer to Exchange, which contains important tax information. We strongly recommend that you consult with your personal financial, legal and/or tax advisors with respect to the federal or non-U.S., state and local tax consequences of participating or not participating in this offer.

* * *

3